EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 500,000 shares of Common Stock pertaining to the Boston Beer Company, Inc. Employee Equity Incentive Plan (the Company) of our reports dated March 7, 2006, with respect to the consolidated financial statements of The Boston Beer Company, Inc. included in its Annual Report on Form 10-K, The Boston Beer Company, Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Boston Beer Company, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 25, 2007
